Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Current Report on Form 8-K of Pinnacle Bankshares Corporation, filed on the date of this consent, of our report dated March 5, 2020, with respect to the consolidated financial statements of Virginia Bank Bankshares, Inc. and subsidiary which are comprised of the consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements, which appear in Amendment No. 2 to the Registration Statement on Form S-4 of Pinnacle Bankshares Corporation (333-239666) filed on September 3, 2020.

/s/ Brown, Edwards & Company, L.L.P.
Blacksburg, Virginia
November 2, 2020